AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 14, 2023

REGISTRATION NO. 333-264750

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

To

Form S-3

Registration Statement

Under

The Securities Act of 1933

Public Storage

(Exact Name of Registrant as Specified in its Charter)

Maryland	93-2834996
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

701 Western Avenue

Glendale, California 91201-2349

(818) 244-8080

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Joseph D. Russell, Jr.

Chief Executive Officer and President

Public Storage

701 Western Avenue

Glendale, California 91201-2349

(818) 244-8080

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Nathaniel A. Vitan Public Storage 701 Western Avenue Glendale, California 91201-2349 (818) 244-8080	Michael E. McTiernan Hogan Lovells US LLP 555 Thirteenth Street, N.W. Washington, D.C. 20004 (202) 637-5600

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the Registration Statement on Form S-3 (File No. 333-264750) (the “Registration Statement”) filed with the Securities and Exchange Commission on May 6, 2022 is being filed to deregister all securities that were registered for issuance on the Registration Statement and remain unsold thereunder.

On August 2, 2023, the entity then known as Public Storage (the “Predecessor”) announced that it intended to implement a corporate reorganization (the “Reorganization”) into a new holding company structure commonly referred to as an umbrella partnership real estate investment trust, or UPREIT. Also on August 2, 2023, in connection with the Reorganization, the Predecessor entered into an Agreement and Plan of Merger (the “Merger Agreement”) with New PSA, a Maryland real estate investment trust (“New PSA”), which was at that time a wholly-owned subsidiary of the Predecessor, and PSA Merger Sub, a Maryland real estate investment trust (“Merger Sub”), which was at that time a subsidiary of New PSA. Effective as of 12:01 a.m., Eastern Time, on August 14, 2023, pursuant to the terms of the Merger Agreement, Merger Sub merged with and into the Predecessor, with the Predecessor continuing as the surviving entity and an indirectly wholly-owned subsidiary of New PSA (the “Merger”). At the effective time of the Merger, (a) the separate existence of Merger Sub ceased and (b) each share of capital stock of the Predecessor issued and outstanding immediately prior to the Merger was converted on a one-for-one basis into an equivalent issued and outstanding share of capital stock of New PSA. In connection with the Reorganization, on August 14, 2023, the Predecessor changed its name to Public Storage Operating Company and New PSA inherited the name “Public Storage”, the former name of the Predecessor, and became the successor issuer to the Predecessor pursuant to Rule 12g-3 under the Securities Exchange Act of 1934.

As a result of the Merger, the Predecessor terminated all offers and sales of its securities registered for issuance on the Registration Statement that remained unsold thereunder as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to a Registration Statement on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glendale, State of California, on August 14, 2023.

PUBLIC STORAGE

By:	/s/ Nathaniel A. Vitan
Nathaniel A. Vitan
Senior Vice President, Chief Legal
Officer and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed by the following persons in the capacities indicated on August 14, 2023.

Name	Title

* Joseph D. Russell, Jr.	Chief Executive Officer, President and Trustee (principal executive officer)

* H. Thomas Boyle	Chief Financial Officer (principal financial officer)

* Ronald L. Havner, Jr.	Chairman of the Board of Trustees

* Tamara Hughes Gustavson	Trustee

* Leslie Stone Heisz	Trustee

* Shankh S. Mitra	Trustee

* David J. Neithercut	Trustee

* Rebecca Owen	Trustee

* Kristy M. Pipes	Trustee

* Avedick B. Poladian	Trustee

* John Reyes	Trustee

* Tariq M. Shaukat	Trustee

* Ronald P. Spogli	Trustee

* Paul S. Williams	Trustee

* By:	/s/ Nathaniel A. Vitan
Nathaniel A. Vitan
Attorney-in-fact